EMPLOYMENT AGREEMENT FOR SENIOR EXECUTIVE


         THIS EMPLOYMENT AGREEMENT FOR SENIOR EXECUTIVE is made and entered into as of July 1, 1999, between PHON-NET.COM, INC., a Florida corporation (the "Company"), and BRIAN COLLINS, whose residence address is 762 Piedmont Drive, Victoria, British Columbia V8Y 1L8 ("Executive").

         WHEREAS, the Company desires to employ Executive, and Executive desires to serve as an officer and employee of the Company, on the terms and conditions hereinafter set forth; and

         WHEREAS, the parties intend that this Employment Agreement for Senior Executive supersedes any prior understandings of the parties pertaining to the Executive's employment by the Company.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby mutually covenant and agree as follows:

         1. Employment. The Company agrees to employ Executive to perform the duties described in this Agreement, and Executive accepts such employment on the terms and subject to the conditions stated in this Agreement.

         2. Position and Responsibilities. During the period of his employment under this Agreement, Executive agrees to serve as President and Chief Executive Officer of the Company. The Executive shall report to the Board of Directors of the Company. The Executive agrees to perform services not inconsistent with his position and involving duties of comparable scope, dignity and importance as shall from time to time be assigned to him by the Board of Directors of the Company. During the term of his employment, Executive also agrees to serve, as determined by the Board of Directors, as an officer and/or director of any subsidiary or affiliate of the Company, however, Executive shall not receive additional compensation for such services.

         3. Term and Duties.

                  (a) Term of Employment. The period of Executive's employment under this Agreement shall be deemed to have begun on the date written above and shall continue, unless sooner terminated, for a period of three (3) years (the "Initial Term"). Subject to the provisions for termination set forth in this Agreement, beginning on the date of expiration of the Initial Term, Executive's employment under this Agreement shall automatically be renewed for two (2) additional two (2) year terms, unless either party gives written notice of intention not to renew not less

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         than ninety (90) days prior to the expiration of the applicable Initial
         Term or renewal term. If the Company elects not to renew other than "for cause" (as hereinafter defined), the Executive shall receive a lump sum payment equivalent to the full amount of compensation received by Executive in the immediately preceding year of the term hereof. (The Initial Term and both additional two (2) year terms shall be referred to collectively as the "Term".) If Executive's employment under this Agreement is terminated for any reason by either party, the effective date of that termination shall be referred to herein as the "Termination Date."

                  (b) Duties. During the period of his employment under this Agreement and except for illness, vacation periods, and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement.

         4. Compensation. For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an executive, officer or member of any committee of the Company or any subsidiary or affiliate of the Company, the Company shall compensate Executive as follows:

                  (a) Basic Compensation. The Company shall pay to Executive basic salary compensation at the rate of not less than One Hundred Fifty Thousand U.S. Dollars ($150,000) per year ("Basic Compensation") during the Term of this Agreement. Executive's Basic Compensation shall be paid in equal weekly, semi-monthly or biweekly installments throughout the Term of this Agreement, in accordance with its standard payroll practice.

                  (b) Bonuses. The Company's Board of Directors, or a duly established committee thereof, shall meet annually and, in its discretion, authorize payment of an annual bonus to the Executive based upon their evaluation of factors including revenues generated, net income achieved and such other financial and operational factors as the Board of Directors deems appropriate. To the extent authorized by the Board of Directors, such bonus may be computed based upon a percentage of pre-tax income achieved by the Company, as reflected on the Company's audited financial statements.

                  (c) Confirmation of Option Grant. The Company hereby confirms
         (i) its prior grant to the Executive of options to purchase two million (2,000,000) shares of the Company's common stock, exercisable at $.40 per share (in excess of 110% of fair market value on the dat of grant) for a period of ten (10) years, and (ii) that the grant of such options was intended as an inducement to enter into this Agreement.


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                  (d) Award of SARs. The company hereby grants the Executive an annual Stock Appreciation Right ("SAR"), pursuant to which, on (i) February 15, 2000, the Executive shall be entitled to receive a sum of money in an amount equal to four hundred thousand (400,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on June 30, 1999 and February 1, 2000,
         (ii) on February 15, 2001, the Executive shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on February 1, 2000 and February 1, 2001, and (iii) on February 15, 2002, the Executive shall be entitled to receive a sum of money in an amount equal to six hundred thousand (600,000) times the difference between the "fair market value" of the Company's common stock at the close of trading on February 1, 2001 and February 1, 2002. For purposes of this provision, "fair market value" shall be determined in the manner contemplated by Section 13(c), below.

                  (e) Grant of Common Stock. Upon execution of this Agreement, and as an inducement to the Executive to enter into this Agreement, the Company shall issue to Executive five million (5,000,000) shares of the Company's common stock. The shares issuable pursuant to this provision shall not be registered under the Securities Act of 1933, as amended, except to the extent that the Board of Directors determines to file a registration statement registering such shares.

                  (f) Vacations. During the term of his employment hereunder, Executive shall be entitled to twenty-eight (28) business days, excluding Company holidays, of paid vacation during each year of employment. Vacations shall be scheduled at such times as are mutually acceptable to the Company and Executive.

                  (g) Stock Options. The Company shall establish and maintain one or more stock option plans in which Executive shall be entitled to participate. The terms and conditions of such plans shall be established and administered by the Board of Directors of the Company.

         5. Reimbursement of Expenses. The Company shall pay or reimburse Execu tive for all reasonable travel and other expenses incurred by Executive in performing his obligations under this Agreement. In addition, the Company shall pay to Executive an automobile allowance of a minimum of Seven Hundred Dollars ($700) per month to reimburse Executive for the use of his personal automobile in discharging his obligations under this Agreement.

         6. Participation in Benefit Plans. The payments provided for in Paragraph 7 of this Agreement are in addition to any benefits to which Executive may be, or may become, entitled under any group hospitalization, health, dental care, or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, auto allowance

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or auto lease plan, or executive contingent compensation plan, including, without limitation, capital accumulation and termination pay programs, restricted or stock purchase plan, stock option plan, retirement income or pension plan, or other present or future group employee benefit plan or program of the Company for which key executives are or shall become eligible, and Executive shall be eligible to receive during the period of his employment under this Agreement all benefits and emoluments for which key executives are eligible under every such plan or program in accordance with and to the extent permissible under the general terms and provisions of these plans or programs.

         7.       Benefits Relating to Disability or Death.

                  (a) Disability Benefits. In the event of the disability (as defined in this Agreement) of Executive, the Company shall, subject to the provisions of Paragraph 14 hereof, continue to pay Basic Compensation to Executive during the period of his disability to the extent that disability benefits payable to Executive under Company-sponsored insurance policies are less than Executive's Basic Compensation. As used in this Agreement, the term "disability" shall mean the substantial inability of Executive to perform his duties, as defined by the Company disability insurance plan applicable to Executive and as determined by an independent physician selected with the approval of the Company and Executive. If the parties are unable to agree on such independent physician, each party shall select a physician and those physicians shall select a third independent physician to determine whether Executive is disabled.

                  (b) Services During Disability. During the period in which Executive is entitled to receive payments under Paragraph 7(a) above, to the extent that he is physically and mentally able to do so, he shall furnish information and assistance to the Company and comply with the provisions of Paragraph 14 hereof, and, in addition, upon reasonable request in writing on behalf of the Board of Directors or an executive officer designated by such Board from time to time, he shall make himself available to the Company to undertake reasonable assignments consistent with the dignity, importance and scope of his prior position and his physical and mental health.

                  (c) Reimbursement for Life Insurance. The Company shall reimburse Executive for the cost of a term life insurance policy in a face amount not to exceed One Million Dollars ($1,000,000), provided that the cost of such policy does not exceed the standard charge for insurance of this type. Executive shall be the owner of such policy and shall have the right to select the beneficiary of such policy.

         8. Relocation Expenses. If Executive's principal place of employment is relocated outside of British Columbia, and if Executive consents in writing to such relocation notwithstanding his rights under Paragraph 9(d) of this Agreement, the Company

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shall reimburse Executive for all usual relocation expenses incurred by
Executive in moving himself and his family from British Columbia to the new location of his principal place of employment, including, without limitation, moving expenses and rental payments for temporary living quarters in the area of relocation for a period not to exceed six (6) months.

         9.       Termination by Executive With Good Reason.

                  (a) Executive shall have the right to resign from the Company by terminating his employment for "Good Reason" upon ninety (90) days written notice to the Company. For purposes of this Agreement, "Good Reason" shall mean:

                         (i) the occurrence of any one or more of the following events:

                                    (A)     the Company's failure to elect or
                                            reelect, or to appoint or reappoint,
                                            Executive to offices or positions
                                            with the Company carrying authority,
                                            responsibilities, dignity and
                                            importance and involving duties of a
                                            scope comparable to those of
                                            Executive's most significant offices
                                            or positions held at any time during
                                            the term of this Agreement;

                                    (B)     any material change by the Company
                                            in the Executive's function, duties
                                            or responsibilities which would
                                            cause Executive's position with the
                                            Company to become of less dignity,
                                            responsibility, importance or scope
                                            than that associated with
                                            Executive's most significant
                                            position with the Company at any
                                            time during the term of this
                                            Agreement;

                                    (C)     Executive's Basic Compensation is
                                            reduced by the Company; or

                                    (D)     relocation of the Company's
                                            corporate headquarters or
                                            Executive's principal place of
                                            employment to a place located
                                            outside of British Columbia;
                                            provided that required travel on the
                                            Company's business shall not be
                                            deemed a relocation so long as
                                            Executive is not required to be
                                            outside of British Columbia for more
                                            than forty percent (40%) of his
                                            working days during any consecutive
                                            six (6) month period.

                        (ii) Subject to the provisions of subparagraph 9(c) hereof, a "Change in Control" of the Company (as defined below);

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                       (iii)        the failure by the Company to obtain the
                                    assumption of this Agreement by any
                                    successor or assign of the Company; or

                        (iv) any material breach of this Agreement by the Company, which breach is not cured within ten (10) days after written notice of any such material Breach is delivered to the Company.

                  (b) For purposes of this Agreement, the term "Change in Control" of the Company shall be deemed to have occurred if:

                         (i)        any "person" (as such term is used in
                                    Section 13(d) and 14(d)(2) of the Exchange
                                    Act) shall become the beneficial owner
                                    (within the meaning of Rule 13d-3
                                    promulgated pursuant to the Exchange Act, or any successor provision thereto), directly or indirectly, through a transaction or series of transactions not approved in advance of the commencement of such transaction or series of transactions by the Company's Board of Directors, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at an election of directors; provided, however, that, for purposes of this Subparagraph 9(b)(i), "person" shall exclude the Company, its subsidiaries, any person acquiring such securities directly from the Company, any employee benefit plan sponsored by the Company or any stockholder owning twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities as of the date of this Agreement; or

                        (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least eighty percent (80%) of the Board of Directors of the Company, provided (A) that any person becoming a member of the Board of Directors of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least eighty percent (80%) of the members then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of

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                                    Regulation 14A promulgated under the
                                    Exchange Act, or any successor provision thereto) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board, or (B) that the members of the Board of Directors of the Company who are nominated in the definitive proxy statement furnished in connection with the solicitation of proxies on behalf of the Board of Directors of the Company shall be, for purposes of this Agreement, considered as members of the Incumbent Board; or

                       (iii) approval by the stockholders of the Company and consummation of (A) a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of the assets of the Company, in each case, with or to a corporation or other person or entity of which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or sale do not, immediately thereafter, own more than sixty percent (60%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the reorganized, merged, consolidated or purchasing corporation or other person or entity and eighty percent (80%) of the members of the Board of Directors of which corporation or other person or entity were not members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation, or (B) a liquidation or dissolution of the Company.

                  (c) Upon the occurrence of any event constituting "Good Reason" under Paragraph 9(b) of this Agreement, Executive shall have the right to elect to terminate his employment under this Agreement by resignation on not less than ninety (90) days prior written notice. If Executive terminates his employment pursuant to the provisions of this Paragraph 9, he shall be entitled to certain benefits described in Paragraph 13 of this Agreement, subject to his compliance with the provisions of Paragraph 13 of this Agreement.

         10. Termination by the Company for Cause. The Company shall have the right to terminate Executive's employment for "Cause," which shall be defined as any of the following: (a) Executive's gross and willful misconduct injurious to the Company; (b) Executive's commission of a felony in the course of employment; or (c) Executive's breach of any material provision of this Agreement, which breach is not cured within thirty (30) business days after written notice thereof is delivered to Executive. Notwithstanding the foregoing, no termination of Executive's employment by the Company under this

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Section 10 shall take place prior to the Company providing Executive with at least twenty (20) days prior written notice of the Company's intent to so terminate Executive's employment, and granting to Executive the right to address the entire Board of Directors concerning the subject matter of Executive's termination. If Executive's employment is terminated for Cause, the Company will have no further liability or obligation to Executive except for amounts earned or accrued prior to termination. Employee acknowledges that, if his employment is terminated for Cause, he shall be subject to the restrictions described in Paragraph 12.

         11. Termination Upon Executive's Death. The Company's obligations hereun der shall terminate immediately upon Executive's death, with no further liability or obligation to Executive (except for amounts earned or accrued prior to termination and rights under applicable stock option and other benefit plans).

         12. Restrictive Covenants.

                  (a) During the period commencing on the date of this Agreement and ending twelve (12) months after the Termination Date, Executive shall not, directly or indirectly, induce or attempt to induce any of the Company's employees to leave the employment of the Company; provided, that the foregoing shall not apply to the exercise of Executive's supervisory and disciplinary duties during the period of Executive's employment.

                  (b) During the period commencing on the date of this Agreement and ending on the Termination Date, the Executive shall not, except as a passive investor in publicly-held companies and except for investments held at the date hereof, own or control any interest in, or act as a director, officer or employee of, or consultant to, any firm or corporation doing business in North America which is (i) engaged in a venture or business substantially similar to that of the Company, or
         (ii) in direct competition with or known to be a competitor of the Company.

                  (c) During the period commencing on the Terminate Date and ending twelve (12) months after the Termination Date, Executive shall not, except as a passive investor in publicly-held companies and except for investments held as of the date hereof, own or control any interest in, or act as a director, officer or employee of, or consultant to, any firm or corporation doing business in North America engaged in direct competition with or known to be a competitor of the Company.

                  (d) The provisions of subparagraphs (a), (b) and (c) of this
         Section 12 shall not be enforceable to the extent that the Company is not in material breach of its obligations under this Agreement.


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                  (e) Executive agrees to regard and preserve as confidential all proprietary information, whether Executive has such information in Executive's memory or in writing or other physical form. Executive will not, without authority from the Company to do so, use for Executive's own benefit or purposes, or disclose to others, either during the term of his employment or thereafter, except as required by the conditions of Executive's employment, any proprietary information. Executive recognizes that all such documents and objects, whether developed by Executive or by someone else, are the exclusive property of the Company. For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of the Company, or any entity in which the Company has a controlling interest, that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) information encompassed in all drawings, designs, plans, proposals, marketing and sales plans, financial information, menus, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of the Company or any entity in which the Company has a controlling interest. Notwithstanding the foregoing, the obligation to keep proprietary information confidential shall not apply to (a) any information which
         (i) any party can establish was already in its possession prior to disclosure thereof by the party furnishing the information; or (ii) was then generally known to the public; or (iii) became known to the public through no fault of such party; or (b) disclosures in accordance with an order of a court of competent jurisdiction.

                  (f) Executive acknowledges that the injury to the Company resulting from violation of any of the covenants contained in this Agreement will be of such character that it cannot be adequately compensated by money damages, and accordingly the Company may, in addition to pursuing its other remedies, obtain from any court having jurisdiction of the matter an injunction or other order restraining any such violation. Executive further acknowledges and agrees that, if the covenants contained in this Agreement are deemed to be unenforceable and Executive fails to comply with any such covenants, the Company has no obligation to provide any compensation or other benefits described in Paragraph 13 hereof.

         13.      Post-Termination Compensation and Other Benefits.

                  (a) If Executive terminates his employment pursuant to Paragraph 9 hereof, or the Company elects not to renew Executive's employment without Cause, the Company shall pay to Executive as severance pay an amount equal to the Executive's full compensation earned in the year immediately preceding such termination or non-renewal. In addition, the Company shall pay to Executive all compensation under this Agreement that has been earned but unpaid as of the

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         Termination Date. All such amounts shall be paid in one lump sum, within twenty (20) days following the Termination Date.

                  (b) If Executive terminates his employment for Good Reason or the Company elects not to renew Executive's employment without Cause, the Company and the Executive shall have the following rights and obligations regarding "supple mentary severance pay" as follows:

                        (i) Upon written notice to Executive within thirty (30) days after the Termination Date, the Company may elect to pay to Executive supplementary severance pay equal to his Basic Compensation payable on a monthly basis during the Non-Competition Period, provided that Executive agrees to fully comply with the provisions of Paragraph 12 throughout the Non-Competition Period. In such event, the Company shall continue to pay the premiums for Executive's health and disability insurance coverage during such Non-Competition Period as if Executive had continued in his employment by the Company.

                       (ii) Upon written notice to Executive within thirty (30) days after the Termination Date, the Company shall have the right to forego payment of the amounts described in Paragraph 13(b)(i), in which event Executive shall not be bound by the provisions of Paragraphs 12(b) or 12(c). If the Company fails to provide the written notices described in Paragraph 13(b)(i) and in this Paragraph 13(b)(ii), the Company shall be deemed to have elected to forego payment pursuant to the terms of this Paragraph 13(b)(ii).

                  (c) Unless the Company terminates Executive's employment or elects not to renew the Term hereof, for cause, Executive shall have the option to sell to the Company all of the common stock of the Company owned of record by Executive or the Executive and/or his spouse and any shares held by Executive and/or his spouse in "street name" or in trust as of the Termination Date. Said right is referred to as the "Termination Put". The price at which such stock shall be purchased by the Company shall be the fair market value of the Company's common stock as of the Termination Date. For purposes of this Agreement the "fair market value" of the Company's common stock shall be the weighted average of the last sale prices of the Company's common stock during the ten (10) trading days immediately preceding the Termination Date as quoted on the Automated Quotation System of the National Association of Securities Dealers ("NASDAQ") or, in the absence of quotations on NASDAQ, or any other recognized automated quotation system on

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         which the Company's common stock is quoted. Any exercise of the
         Termination Put by Executive shall be by written notice within thirty
         (30) days following the Termination Date. The Company shall make payment in full in U.S. dollars to Executive for any stock surrendered to the Company pursuant to the notice exercising the Termination Put from the Executive. Each notice exercising the Termination Put shall be accompanied by the certificates representing such shares of stock which shall be endorsed to the order of the Company, signature guaranteed. Executive shall represent and warrant that said shares are, and shall transfer the same, free and clear of all liens, claims and encumbrances. The Company's obligations under this Paragraph 13(c) shall be subject to its obligations to comply with:

                        (i) applicable federal and state securities laws and regulations;

                       (ii) loan or financing agreements with banks or other lenders to which the Company is a party or by which the Company is bound; and

                      (iii) applicable state corporate law. If the Company is prohibited from purchasing such stock because payment would constitute a violation of state corporate law, the Company shall make payment only to the extent permitted by law; provided, that the Company shall remain liable for the unpaid balance and shall pay same when legally permitted.

                  (d) If Executive terminates his employment for Good Reason or the Company terminates Executive's employment without Cause, and at the Termi nation Date Executive holds stock options which are not then vested or exercisable, the Company shall pay to the Executive, as additional severance pay or liquidated damages or both, an amount equal to the excess above the option price under each such option of the fair market value of the shares subject to such option. Such amount shall be paid in one lump sum, within twenty (20) days following the Termination Date. "Fair market value" as used in this Paragraph 13(d) shall be determined as described in Paragraph 13(c).

                  (e) As used in Paragraph 13(b) hereof, the term "Basic Compensation" refers to Executive's Basic Compensation prior to the date of a reduction in Basic Compensation which would permit Executive to terminate his employment for Good Reason under Paragraph 9(c).

                  (f) Notwithstanding anything else to the contrary contained in this Agreement, the total amounts payable to Executive pursuant to this Paragraph 13 shall not exceed 2.99 multiplied times the present value of his "Base Amount" (as

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         defined in Section 280G of the Internal Revenue Code of 1986, as
         amended, and the regulations adopted under that section).

         14. Executive Warranties. The Executive represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

         15. Key Man Insurance. The Company shall have the right, in its sole discre tion, to purchase "key man" insurance on the life of Executive. The Company shall be the owner and beneficiary of such policy. If Company elects to purchase such policy, Executive agrees to take physical examinations and to supply accurate and complete information as may be requested by the insurer.

         16. Entire Agreement; Termination of Prior Understandings. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and is intended to supercede and replace all prior understandings of the parties with respect to the employment of the Executive by the Company and/or any of its subsidiaries. Except as otherwise set forth herein, any prior agreements of the parties with respect to the employment of the Executive by the Company and/or any of its subsidiaries is hereby terminated and canceled.

         17. Miscellaneous.

                  (a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance of such provisions (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 1274(d) of the Code, or any successor provision thereto, for an obligation with a term equal to the length of such delay.


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                  (b) If there shall be any dispute between the Company and the
         Executive (i) in the event of any termination of the Executive's employment by the Company, whether such termination was for Cause, or
         (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, until there is a final, non-appealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Executive and/or the Executive's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide hereunder as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay, without interest or penalty, all such amounts to which the Executive is ultimately adjudged by such court not be entitled, as soon as practicable after the effectiveness of a final court order with respect to the payment of such disputed amount.

                  (c) As used herein, the term "Company" shall mean and include the Company and any subsidiary thereof and any successor or assign unless the con text indicates otherwise. This Agreement and all rights hereunder are personal to the Executive and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding on the Company; provided, however, that nothing in this Paragraph 20 shall preclude (i) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or
         (ii) the executors, administrators, and other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Agreement shall be binding upon, and shall inure to the benefit of, Executive, the Company and their respective permitted successors and assigns.

                  (d) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect such action shall be null, void, and of no effect.

                  (e) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and

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

         each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

                  (f) Unless specifically stated to the contrary herein, all references to "days" and "months" shall mean calendar days and calendar months, respectively.


         18. Severability. If for any reason any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company (or any predecessor thereto) and Executive shall be deemed reinstated as if this Agreement had not been executed.

         19. Notices. All notices, requests, demands and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by certified mail, postage prepaid, as follows:

                  (a)      If to the Company, to it at:

                           Phon-Net.com, Inc.
                           5694 Imperial Street
                           Burnaby, British Columbia V5J 1G2
                           Attention:  Chairman of the Board

                  (b)      If to Executive, to him at:

                           Brian Collins
                           762 Piedmont Drive
                           Victoria, British Columbia V8Y 1L8

or such other address as any party hereto shall have designated by notice in writing to the other parties hereto. All such notices, requests, demands and communications shall be deemed to have been given on the date of delivery, or, if given by certified mail, on the second business day after mailing.


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
         20. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

         21. Governing Law. This Agreement has been executed and delivered in the State of Florida, and its validity, interpretation, performance, and enforcement shall be governed by the laws of Florida, without regard to its conflicts of laws provisions.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and Executive has signed this Agreement, all as of the day and year first above written.

                                                  PHON-NET.COM, INC.
                                                  a Florida corporation


                                                  By:/s/ Brian Collins
                                                  --------------------
                                                  Name:/s/ Brian Collins
                                                  ----------------------
                                                  Its:President


                                                  EXECUTIVE:


                                                  /s/ Brian Collins
                                                  -----------------
                                                  Brian Collins


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